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                                                                    EXHIBIT 23-A




                                     CONSENT



                  As independent petroleum and natural gas consultants, we hereby consent to the use of our name in the Annual Report of Columbia Energy Group, to the Securities and Exchange Commission on Form 10-K, and any Registration Statement of Columbia Energy Group, relating to the issue of securities to the public during 2000. We have no interest of a substantial or material nature in Columbia Energy Group, or in any affiliate. We have not been employed on a contingent basis, and we are not connected with Columbia Energy Group, or any affiliate as a promoter, underwriter, voting trustee, director, officer, employee, or affiliate.



                                                  RYDER SCOTT COMPANY, L.P.


Houston, Texas
March 12, 2001